Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2007 (except for Note 12 as to which the date is August     , 2007) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-143160) and related Prospectus of Amedica Corporation for the registration of 4,650,000 shares of its common stock.

     Ernst & Young LLP

Salt Lake City, Utah

August     , 2007

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 12 to the financial statements.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 17, 2007